Comstock Mining Announces Lucerne Mine Sale, Enables Immediate Value

Virginia City, NV (January 28, 2019) Comstock Mining Inc. (the “Company” or “Comstock”) (NYSE American: LODE) announced today that it has entered into a definitive agreement, and received a $1 million non-refundable payment toward the sale of its Lucerne properties (~1200 acres) to Tonogold Resources, Inc. (“Tonogold”) (OTCMKTS: TNGL) for $15 million in cash, relief of $8 million in future lease and reclamation obligations, a permanent reduction of annual operating expenses by $1 million, and a retained 1.5% net smelter return royalty on the Lucerne properties. The company will transfer the ownership or control of the Lucerne properties and related permits, including the Storey County Special Use Permit for mining and processing that was recently extended to 2034. The Company retains ownership and/or control of the remaining land position in the Comstock district, including but not limited to the Dayton, Spring Valley and the American Flat properties. The Company expects the transaction to close between March and May of this year.

The Company and Tonogold also agreed that, upon the closing of the sale of the Lucerne mine properties, it will enter into a new Option Agreement to lease its permitted American Flat property, plant and equipment to Tonogold for crushing, leaching and processing material from the Lucerne mine. If the option is exercised, Tonogold will pay the Company a rental fee of $1 million per year plus $1 per processed ton, in addition to all the costs of operating and maintaining the facility, up to and until the first $15 million in rental fees are paid, and then stepping down to $1 million per year and $0.50 per processed ton for the next $10 million paid to Comstock, with more favorable rates after the first $25 million of revenue is received. Tonogold will reimburse American Flat expenses during the option life.

Strategic Partnership and Sale Highlights

•	Provides a minimum of $10 million in cash to the Company in early 2019, eliminating debt;

•	Provides $5 million in cash to the Company in early 2020, accelerating Dayton developments;

•	Relieves $8 million in obligations, primarily for the Northern Comstock (NCJV) obligations;

•	Grants Tonogold an option to lease the American Flat property and equipment for:

o	$1 million per annum, plus $1 per ton for the first $15 million;

o	$1 million per annum, plus $0.50 per ton for the next $10 million ($25 million total); and

o	$0.25 per ton for all tons processed over $25 million in revenue.

•	Subsidizes $1.1 million per annum in American Flat related expense;

•	Retains a 1.5% Lucerne net smelter royalty; and

•	Eliminates our Debenture obligation and over $1 million in related, annual interest costs.

Mr. Corrado De Gasperis, Executive Chairman and CEO, stated, “These agreements deliver $15 million in cash, eliminate our debenture and related annual interest, relieve us of the NCJV liability and permanently reduces our annual operating expenses by $2.2 million and annual interest costs by over $1 million. These transactions position Lucerne and our partner, Tonogold, with a tremendous platform for developing and delivering mine production. The most immediate value is almost $25 million between cash, NCJV relief, and expense reduction while retaining significant rental and royalty potential.”

Upon closing, these agreements will replace the October 2017 Option agreement between the Company and Tonogold that allowed Tonogold to earn a 51% interest in the Lucerne properties through its initial payments of $2.2 million in cash and current and future spending commitments totaling $20 million for exploration, engineering, permitting, and development. The October 2017 agreement will remain in place until the sale of the Lucerne mine closes. Tonogold has met all of the spending commitments to date and has been working with Mine Development Associates (“MDA”) of Reno to produce a new resource model and a 43-101 technical report on the Lucerne project.

Upon closing, the Company will also enter into a ten-year Mineral Lease for additional mineral properties in Storey County, Nevada, granting Tonogold the right to explore, develop and mine these properties. Tonogold will assume approximately $100 thousand in annual costs for these properties and will assume work commitments totaling over $200 thousand in 2019. Comstock will retain a 3% net smelter return royalty on these additional leased properties, which will be reduced to 1.5% one year after the commencement of mining operations. The lease is renewable for an additional ten-year term.

Mr. De Gasperis added, “We have accelerated the potential exploration and development of the northern Comstock District targets, including the Occidental Lode, Yellow Jacket, Kentuck, and other historic, high-grade bonanza targets, with a retained royalty that aligns us financially and strategically, and enables drilling and development along the entire length of the Comstock Lode, from the northern bonanzas to the southernmost exploration targets.”

Ownership or control of the Lucerne properties will transfer to Tonogold when Tonogold has paid the Company a total of $10 million in cash by closing, required on or before May 30, 2019. Tonogold will pay an additional $5 million by the first anniversary of the closing date. The $5 million payment will be secured by a deed of trust on the Lucerne properties. Alternatively, Tonogold has the option to pay a total of $11.5 million in cash and $1.75 million in stock by closing, with another $1.75 million payable in cash or stock by the first anniversary of the closing.

Tonogold is a U.S.-based mining company that is focused on advanced exploration properties in Nevada and Mexico. Tonogold’s team of mining executives and investors are building a portfolio of mineral properties that will give its investors a leveraged exposure to gold, silver and other minerals and metals.

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Mr. Mark Ashley, CEO of Tonogold, commented, “Comstock Mining has done an excellent job consolidating a historic, world-class mining district and then entitling it for productive development. This transaction provides an opportunity to own 100% of a known, permitted resource, and develop a significant, profitable and sustainable operation within the next three years. We expect to publish our NI 43-101 compliant technical report this quarter.”
Mr. De Gasperis concluded, “We are impressed with Tonogold’s diligence and ongoing mine development activities and have committed our experienced, technical team in support of their success. Tonogold becomes a stronger, more strategic mining partner with the wherewithal to advance Lucerne back into production. This agreement delivers immediate value for our shareholders, with potentially significant rental and royalty income. The agreement also simultaneously enables an aggressive northern region exploration program, while we fully focus on our southern, 100% owned Dayton and Spring Valley projects.”
The Company will host its customary, annual conference call on February 5, 2019, at 8:00 a.m. Pacific Time / 11:00 a.m. Eastern Time and provide a business update including the details of this transaction, and a review of the 2018 financial results. The live call will include a moderated Q&A, after the prepared remarks.  The dial-in telephone numbers for the live audio are as follows:

North American Toll Free: 888-297-8935; Conference ID: 1295670
International: +1 647-794-1827; Conference ID: 1295670
About Comstock Mining Inc.
Comstock Mining Inc. is a Nevada-based, gold and silver mining company with extensive, contiguous property in the Comstock District and is an emerging leader in sustainable, responsible mining. The Company began acquiring properties in the Comstock District in 2003. Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and completed its first phase of production. The Company continues evaluating and acquiring properties inside and outside the district expanding its footprint and exploring all of our existing and prospective opportunities for further exploration, development and mining. The near term goal of our business plan is to maximize intrinsic stockholder value realized, per share, by continuing to acquire mineralized and potentially mineralized properties, exploring, developing and validating qualified resources and reserves (proven and probable) that enable the commercial development of our operations through extended, long-lived mine plans that are economically feasible and socially responsible.
Forward-Looking Statements
This press release and any related calls or discussions may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Comstock. Forward-looking statements are statements that are not historical facts. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements include statements about matters such

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as: future prices and sales of, and demand for, our products; profitability; future industry market conditions; future changes in our exploration activities, production capacity and operations; future exploration, production, operating and overhead costs; production of feasibility studies, technical reports or other findings related to estimated mineralization; operational and management restructuring activities (including implementation of methodologies and changes in the board of directors); future employment and contributions of personnel; tax and interest rates; capital expenditures (by the Company or other parties) and their impact on us; nature and timing and accounting for restructuring charges, gains or losses on debt extinguishment, derivative liabilities and the impact thereof; productivity, sustainability, production slowdowns, suspension or termination, business process, rationalization and other operational initiatives; investments, acquisitions, joint ventures, strategic alliances, business combinations, asset sales; consulting, operational, tax, financial and capital projects and initiatives; contingencies; environmental compliance and changes in the regulatory environment; offerings, sales, equity dilution, and other actions regarding debt or equity securities; including a redemption of the debenture, and future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors discussed in Item 1A, “Risk Factors” of our annual report on Form 10-K. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows or the market price of our securities. All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. We undertake no obligation to publicly update or revise any forward-looking statement.
Neither this press release nor any related calls or discussions constitutes an offer to sell or the solicitation of an offer to buy any other securities of the Company.

Contact information for Comstock Mining Inc.:
PO Box 1118 Virginia City, NV 89440
www.comstockmining.com

Corrado De Gasperis		Zach Spencer
President & CEO		Director of External Relations
Tel (775) 847-4755		Tel (775) 847-5272 ext. 151
degasperis@comstockmining.com		questions@comstockmining.com

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